SCHEDULE 14A—INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒ Preliminary Proxy Statement	☐	CONFIDENTIAL FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Heritage Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 29, 2009

To Our Stockholders:

You are invited to attend the 2009 annual meeting of stockholders of Heritage Financial Corporation (Heritage) to be held at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington, on April 29, 2009 at 10:30 a.m., Pacific Time. At the annual meeting, you will be asked to:

1.	Elect four (4) persons to serve on the Board of Directors of Heritage until the annual meeting of stockholders in 2012.

2.	Approve, in a non-binding advisory vote, Heritage’s executive compensation disclosed in the accompanying proxy statement.

3.	Approve whatever other business as may properly be brought before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on March 10, 2009 are entitled to vote at the annual meeting or any adjournment of the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kaylene M. Lahn
Secretary

Olympia, Washington

March 13, 2009

We urge you to complete, sign and return the enclosed proxy card as soon as possible, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting, you then may withdraw your proxy and vote in person. The proxy may be withdrawn at any time prior to voting.

201 5th Avenue S.W.

OLYMPIA, WASHINGTON 98501

PROXY STATEMENT

Heritage is sending this proxy statement to you for the solicitation of proxies by the Board of Directors of Heritage to be voted at the annual meeting. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 13, 2009.

INFORMATION ABOUT THE MEETING

When and Where is the Annual Meeting?

The annual meeting will be held at 10:30 a.m., Pacific Time, on Thursday, April 29, 2009 at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington.

What Matters will be Voted on at the Annual Meeting?

At the annual meeting, you will be asked to:

•	Elect four (4) persons to serve on the Board of Directors of Heritage until the annual meeting of stockholders in 2012;

•	Approve, in a non-binding advisory vote, Heritage’s executive compensation disclosed in the accompanying proxy statement; and

•	Approve whatever other business may properly come before the annual meeting or any adjournment thereof.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, March 10, 2009, are entitled to receive notice of the annual meeting and to vote at the annual meeting. On February 23, 2009, there were 6,738,656 shares of Heritage common stock outstanding, held by approximately 1,220 holders of record. Each share of Heritage common stock is entitled to one vote on each matter considered at the meeting, including one vote for each director to be elected. Stockholders are not entitled to cumulate their votes in the election of directors.

What Constitutes a Quorum?

The presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares eligible to vote at the annual meeting is required for a quorum to exist at the annual meeting. For this purpose, abstentions and broker non-votes are counted in determining the shares present at the annual meeting.

What Vote is Required to Elect the Directors?

The four nominees for election as directors who receive a simple majority of votes cast will be elected directors. Votes may be cast in favor of some or all of the nominees for election to the Board of Directors or withheld as to some or all of the nominees.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to Heritage, it will be voted as you direct. If you give no directions on your proxy, the shares represented by your proxy, if properly signed, will be voted FOR the nominees for directors listed in this proxy statement. If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have discretion to vote on those matters according to their best judgment. “Street name” stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, your proxy may be withdrawn at any time before it is voted by

•	delivering written notice to Kaylene M. Lahn, Heritage’s Secretary, at 201 5th Avenue S.W., Olympia, Washington 98501, before 5:00 p.m. on April 28, 2009, or

•	completing a later dated proxy, or

•	attending the annual meeting and voting in person.

Who Pays the Costs of Soliciting Proxies?

The enclosed proxy is solicited by the Board of Directors of Heritage. Heritage will bear the costs of soliciting proxies for the annual meeting. In addition to soliciting proxies by mail, Heritage’s directors, officers and employees may solicit proxies personally or by telephone or fax. No director, officer or employee of Heritage who solicits proxies will receive any compensation for their solicitation other than their regular compensation for the positions they hold. Heritage does not intend to pay any compensation to any other persons for the solicitation of proxies. However, it will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses to mail proxy materials for beneficial owners.

STOCK OWNERSHIP

Who are the Largest Owners of Heritage Stock?

The following table sets forth information concerning the number of shares of Heritage common stock held as of February 17, 2009 by the only stockholders who are known to management to be the beneficial owners of more than five percent (5%) of Heritage’s outstanding shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Donald V. Rhodes 201 Fifth Avenue, S.W. Olympia, WA 98501	411,940	(2)	6.11%

(1)	Of common stock.
(2)	Amount includes shares held in accounts under Heritage’s 401(k) ESOP. The amount shown also include amounts of Common Stock which the individual has the right to acquire within 60 days of the Record Date through the exercise of stock options granted pursuant to Heritage’s stock option plans.

How Much Stock Do Heritage’s Directors and Executive Officers Own?

The following table shows the beneficial ownership of Heritage common stock as of February 27, 2009 by:

•	Each director and director nominee;

•	The chief executive officer, chief financial officer and each of the three Named Executive Officers earning in excess of $100,000 during 2008; and

•	All directors and executive officers as a group.

For purposes of this table and according to Rule 13d-3 under the Securities Exchange Act of 1934, a person is the beneficial owner of any shares if he or she has voting and/or investment power over those shares. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

	Shares Beneficially Owned at February 27, 2009
Name	Number	Percent of Outstanding Common Stock
D. Michael Broadhead (1)	82,463	1.22%
Brian S. Charneski (2)	33,895	*
Gary B. Christensen (3)	40,148	*
John A. Clees (4)	84,727	1.26%
Kimberly T. Ellwanger (5)	7,500	*
Peter N. Fluetsch (6)	32,005	*
Donald J. Hinson (7)	7,676	*
Daryl D. Jensen (8)	177,966	2.64%
Jeffrey S. Lyon (9)	20,293	*
Gregory D. Patjens (10)	57,581	*
Donald V. Rhodes (11)	411,940	6.11%
Brian L. Vance (12)	210,718	3.13%
Philip S. Weigand (13)	137,212	2.04%
Directors, nominees and executive officers as a group (13 persons) (14)	1,304,124	19.35

*	Represents less than 1.0% of Heritage’s outstanding common stock.

(1)	Includes 26,941 shares issuable upon exercise of options and 7,634 vested shares in the Heritage 401(k) ESOP.
(2)	Includes 7,225 shares issuable upon exercise of options.
(3)	Includes 6,244 shares issuable upon exercise of options.
(4)	Includes 4,075 shares issuable upon exercise of options.
(5)	Includes 2,500 shares issuable upon exercise of options.
(6)	Includes 2,525 shares issuable upon exercise of options.
(7)	Includes 3,040 shares issuable upon exercise of options and 1,086 vested shares in the Heritage 401(k) ESOP.
(8)	Includes 9,394 shares issuable upon exercise of options.
(9)	Includes 7,751 shares issuable upon exercise of options.
(10)	Includes 14,685 shares issuable upon exercise of options and 6,633 vested shares in the Heritage 401(k) ESOP.
(11)	Includes 9,499 shares issuable upon exercise of options and 22,362 vested shares in the Heritage 401(k) ESOP.
(12)	Includes 66,151 shares issuable upon exercise of options and 16,300 vested shares in the Heritage 401(k) ESOP.
(13)	Includes 8,171 shares issuable upon exercise of options.
(14)	Includes 168,201 shares issuable upon exercise of options and 54,016 vested shares in the Heritage 401(k) ESOP.

EXECUTIVE OFFICERS

The following table provides information about the executive officers of Heritage. All officers are appointed by the Board of Directors and serve at the pleasure of the Board for an unspecified term.

Name	Age	Position	Has Served Heritage, Heritage Bank or Central Valley Bank Since
Donald V. Rhodes (1)	73	Chairman of Heritage; Chairman of Heritage Bank; Chairman of Central Valley Bank	1986
Brian L. Vance (2)	54	President and Chief Executive Officer of Heritage; President and Chief Executive Officer of Heritage Bank; Vice Chairman and Chief Executive Officer of Central Valley Bank	1996
Gregory D. Patjens (3)	59	Executive Vice President, Heritage Bank	1999
Donald J. Hinson (4)	47	Senior Vice President and Chief Financial Officer of Heritage, Heritage Bank and Central Valley Bank	2005
D. Michael Broadhead (5)	64	President of Central Valley Bank	1986

(1)	For background information on Mr. Rhodes, see page 7 of the proxy statement.
(2)	For background information on Mr. Vance, see page 6 of the proxy statement.
(3)	Mr. Patjens joined Heritage Bank on March 16, 1999. Mr. Patjens was employed for over 25 years with Key Bank and its predecessor, Puget Sound National Bank in positions with responsibilities for a variety of administrative and bank operations functions. Prior to leaving Key Bank, Mr. Patjens was Senior Vice President for Key Services, National Client Services.
(4)	Mr. Hinson became the Senior Vice President and Chief Financial Officer of Heritage, Heritage Bank and Central Valley Bank in September 2007. Prior to that since August 2005, Mr. Hinson was Vice President and Controller at Heritage Bank. Prior to that, he served in the banking practice of local and national accounting firms.

(5)	Mr. Broadhead joined Central Valley Bank in 1986 and has been President of Central Valley Bank since 1990. Heritage acquired Central Valley Bank in March 1999.

ELECTION OF DIRECTORS

Heritage’s Articles of Incorporation call for the Board of Directors to fix the exact number of directors from time to time within a range of no fewer than five nor more than 25 persons. The Board of Directors has fixed the number of directors at 10 persons.

Directors are divided into three classes with each class having three-year terms that expire in successive years. Annually, the stockholders elect approximately one third of the Board of Director members. The directors whose terms will expire at the 2009 annual meeting are Gary B. Christensen, John A. Clees, Kimberly T. Ellwanger, and Philip S. Weigand. The Board Governance and Nominating Committee of the Board of Directors nominated all directors with an expiring term for reelection at the 2009 annual meeting. If elected, directors Christensen, Clees, Ellwanger and Weigand will hold office until the annual meeting of stockholders in the year 2012.

Each nominee has indicated that he/she is able and willing to serve on the Board of Directors. If any nominee becomes unable to serve, the shares represented by all properly completed proxies will be voted for the election of the substitute recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

Information about the nominees for election at the annual meeting as well as information about those directors continuing in office after the annual meeting is as follows:

The Board of Directors recommends a vote FOR the election of Messrs. Christensen, Clees, and Weigand and Ms. Ellwanger.

Incumbent Directors Whose Terms Expire in 2010

Brian S. Charneski, Director since 2000.    Mr. Charneski, 47, is the President of L&E Bottling Company located in Olympia, Washington. Mr. Charneski is Chairman of Pepsi Northwest Beverages, LLC of Tumwater, Washington. He is also a director of Columbia Beverage Company headquartered in Tumwater, Washington and L&E Bottling Company.

Peter N. Fluetsch, Director since 1999.    Mr. Fluetsch, 71, is the Chief Executive Officer of Sunset Air, Inc. in Lacey, Washington, a heating and air conditioning contractor that he founded in 1976.

Brian L. Vance, Director since 2003.    Mr. Vance, 54, currently serves as President and Chief Executive Officer of Heritage, President and Chief Executive Officer of Heritage Bank and Vice Chairman and Chief Executive Officer of Central Valley Bank. Mr. Vance joined Heritage in 1996 as its EVP and Chief Credit Officer. Effective October 1, 1998, Mr. Vance was appointed President and Chief Operating Officer of Heritage Bank and in March of 2003, he was named President and Chief Executive Officer of Heritage Bank. On October 1, 2006, Mr. Vance was appointed to his current position. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region.

Incumbent Directors Whose Terms Expire in 2011

Daryl D. Jensen, Director Since 1985.    Mr. Jensen, 70, was the President of Sunset Life Insurance Company of America from 1973 until his retirement in 1999. Currently, Mr. Jensen is Chief Financial Officer of

Western Institutional Review Board, located in Olympia, WA. He serves as a director of Sunset Life Insurance Company and Kansas City Life Insurance Company. Mr. Jensen is also a director of Panorama City Corporation, a large retirement community located in Lacey, Washington. Mr. Jensen has served as a director of Central Valley Bank since 1989.

Jeffrey S. Lyon, Director since 2000.    Mr. Lyon, 56, is the Chairman and Chief Executive Officer of GVA Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for GVA Worldwide and a director for Kidder Mathews-Segner Inc. Mr. Lyon is a member of the Real Estate Advisory Board of Washington State University, a member of the Business Advisory Board for the Milgard School of Business at the University of Washington, Tacoma and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 34 years of experience in the commercial real estate industry in the Puget Sound area.

Donald V. Rhodes, Director Since 1989.    Mr. Rhodes, 73, currently serves as Chairman of Heritage; Chairman of Heritage Bank; and since 1986, Chairman of Central Valley Bank, a subsidiary of Heritage which was acquired on March 5, 1999. Mr. Rhodes joined Heritage Bank in 1989 as President and Chief Executive Officer and was elected Chairman in 1990. Mr. Rhodes serves as a director for the Federal Home Loan Bank of Seattle.

Nominees for Election at This Annual Meeting for a Term Expiring in 2012

Gary B. Christensen, Director Since 2005.    Mr. Christensen, 60, is the President, CEO and Chairman of the Board of R.E. Powell Distributing, a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. In 2004 R.E. Powell Distributing was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual UW Minority Business of the Year Awards dinner. Mr. Christensen is also the CEO and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc. Mr. Christensen serves as a director for Central Valley Bank and recently retired from serving as the Chairman of the Board of Directors for Yakima County Development Association.

John A. Clees, Director Since 2005.    Mr. Clees, 61, is Tax Services Director at the consulting and accounting firm of RSM McGladrey and McGladrey & Pullen LLP in Olympia, Washington. Mr. Clees previously served on Heritage’s Board of Directors from 1990 to 2000 and served as a non-voting consultant to Heritage’s Board of Directors and audit committee from 2000 until June 2005. Prior to this, Mr. Clees was the President of Clees Miles CPA Group, Olympia, Washington from 1995 until the Group was sold to RSM McGladrey. Prior to that time, he was the managing partner of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington.

Kimberly T. Ellwanger, Director since 2006.    Ms. Ellwanger, 50, was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until she retired in October of 1999. Prior to that Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington where she practiced business and tax law from 1985 to 1991. She has been involved in numerous civic and professional activities including currently serving on the Boards of the South Sound YMCA, the UW Law Alumni Magazine Editorial Board and the Community Foundation of South Puget Sound. She also has served as Chair of the Washington Council on International Trade and the Dean’s Advisory Committee of the University of Washington Law School. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics.

Philip S. Weigand, Director Since 1985.    Mr. Weigand, 71, is a retired Lieutenant Colonel of the U.S. Marine Corps with 20 years of active service. Since 1988, Mr. Weigand had been a real estate agent with Virgil Adams Real Estate, located in Olympia, Washington, until November 2007 when he retired. He also serves as a member of the Board of Trustees, St. Martin’s University in Lacey, Washington and a director of the Boys & Girls Clubs of Thurston County, Washington.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

How Often Did the Board Meet During 2008?

During the year ended December 31, 2008, the Board of Directors of Heritage held 13 meetings. No director of Heritage attended fewer than 75% of the total meetings of the Board and committees on which a director served during this period. It is Heritage’s policy that its directors attend the annual meeting of stockholders. At the 2008 annual meeting, ten Heritage directors were in attendance.

What Committees Has the Board Established?

The Board of Directors of Heritage has an Executive Committee, an Audit and Finance Committee, a Compensation Committee, a Risk Committee and a Board Governance and Nominating Committee.

Audit and Finance Committee.    The Audit and Finance Committee:

•	Reviews and approves the selection of Heritage’s independent auditors;

•	Reviews the plan, scope and audit results of the internal auditors and the independent auditors;

•	Reviews the reports of bank regulatory authorities; and

•	Reviews the annual and other reports to the Securities and Exchange Commission and the annual report to Heritage’s stockholders.

The Audit and Finance Committee consists of directors Jensen (chair), Charneski, Christensen, Clees and Weigand. None of the members of the Audit and Finance Committee are officers or employees of Heritage or any Heritage subsidiary. Our Board has determined that all members of the Audit and Finance Committee are considered “independent” under the NASDAQ’s listing standards. There were eight meetings of the Audit and Finance Committee during the year ended December 31, 2008. The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. This charter is available on Heritage’s Web site at www.hf-wa.com.

Compensation Committee.    The Compensation Committee reviews and recommends compensation arrangements for all officers. The members of the Compensation Committee are directors Fluetsch (chair), Charneski, Christensen, Ellwanger and Jensen. None of the members of the Committee are officers or employees of Heritage or any subsidiary of Heritage. Our Board has determined that all members of the Compensation Committee are considered “independent” under the NASDAQ’s listing standards. There were three meetings of the Compensation Committee during the year ended December 31, 2008. The Compensation Committee operates under a written charter adopted by the Board of Directors. This charter is available on Heritage’s Web site at www.hf-wa.com.

Risk Committee.    The Risk Committee reviews risks inherent in the business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The members of the Risk Committee are directors Clees (chair), Ellwanger, Fluetsch, Lyon, Vance and Rhodes. The Risk Committee is a newly established committee in 2009 and therefore there were no meetings conducted during 2008.

Board Governance and Nominating Committee.    Heritage’s Board has established a Board Governance and Nominating Committee, which reviews and recommends nominees to serve as directors and officers of Heritage. Heritage’s Board Governance and Nominating Committee consists of directors Jensen (chair), Clees, Ellwanger, Fluetsch and Lyon. None of the members of the Board Governance and Nominating Committee are officers or employees of Heritage or any Heritage subsidiary. Our Board has determined that all members of the Board Governance and Nominating Committee are considered “independent” under the NASDAQ’s listing standards. The Board Governance and Nominating Committee provides oversight on a broad range of issues surrounding the composition and operation of the Board of Directors of Heritage. The Board Governance and Nominating Committee has a Charter which is available on Heritage’s website at www.hf-wa.com. There was one meeting of the Board Governance and Nominating Committee during the year ended December 31, 2008.

The Board Governance and Nominating Committee’s Charter has established general criteria for considering director candidates. The Board Governance and Nominating Committee will consider the following criteria in selecting nominees:

•	Ability to represent all Heritage stockholders;

•	Expected period of time available for service;

•	Independence;

•	Current knowledge and contacts in Heritage’s market area;

•	Ability to work effectively with the Board group; and

•	Ability to commit adequate time to serve as a Heritage director.

How Can a Stockholder Nominate Someone for the Board?

According to Heritage’s Articles of Incorporation, any stockholder nominations of candidates for election to the Board of Directors at the 2009 annual meeting must be made in writing to Heritage’s chairman not fewer than 14 days nor more than 50 days prior to the date of the annual meeting. If fewer than 21 days notice of the annual meeting is given to stockholders, stockholder nominations must be mailed or delivered to Heritage’s chairman by the close of business on the seventh day after the day the notice of the annual meeting is mailed. Stockholder nominations must contain the following information if known to the nominating stockholder:

•	The name and address of each proposed nominee;

•	The principal occupation of each proposed nominee;

•	The total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee;

•	The name and address of the nominating stockholder; and

•	The number of shares of Heritage common stock owned by the nominating stockholder.

Heritage’s Board Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Board Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

How Can Stockholders Communicate with the Board of Directors?

Heritage has implemented a stockholder communication process to facilitate communication with its Board of Directors. All stockholder communications to the Board of Directors should be forwarded to the attention of Kaylene M. Lahn, Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. E-mail address: klahn@heritagebankwa.com.

Director Independence

Heritage has adopted independence standards for Heritage’s Board of Directors that comply with NASDAQ standards. These independence standards are posted on Heritage’s Web site at www.hf-wa.com.

Based on these standards, Heritage has determined that the following directors who served during the year ended December 31, 2008 are independent:

Brian S. Charneski

Gary B. Christensen

John A. Clees

Kimberly T. Ellwanger

Peter N. Fluetsch

Daryl D. Jensen

Jeffrey S. Lyon

Philip S. Weigand

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA revised Section 111(e) of the Emergency Economic Stabilization Act to require any recipient of funds in the Troubled Assets Relief Program (the “TARP”) to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Thus, in order to comply with ARRA as a recipient of TARP funds, the Board of Directors has decided to provide shareholders with the right to cast an advisory vote to approve the compensation of the Company’s executives at the Annual Meeting.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s executives, as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure regarding Named Executive Officer compensation in this Proxy Statement for its 2009 Annual Meeting.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are reasonable in comparison both to our Peer Group and to our relatively strong performance of the Company during 2008. We also believe that our compensation program is effective and appropriate.

The Board of Directors recommends a vote FOR the approval of a non-binding advisory vote on Heritage’s executive compensation.

AUDIT AND FINANCE COMMITTEE REPORT

Report of the Audit and Finance Committee

This report of Heritage’s Audit and Finance Committee describes the manner in which the committee reviews Heritage’s financial reporting process.

What are the Responsibilities of the Audit and Finance Committee?

The committee monitors Heritage’s internal financial controls and its financial reporting process. The committee:

•	Reviews and discusses the audited financial statements with management.

•	Reviews and discusses reports filed with the Securities and Exchange Commission.

•	Discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

•

Receives written disclosures as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discusses with the independent auditors the auditors’ independence.

•	Recommends to the Board of Directors whether the audited financial statements should be included in Heritage’s annual report on Form 10-K.

Who are the Members of Heritage’s Audit and Finance Committee?

Heritage’s Audit and Finance Committee consists of directors Daryl D. Jensen (chair), Brian S. Charneski, Gary B. Christensen, John A. Clees, and Philip S. Weigand. None of the members of the Audit and Finance Committee are officers or employees of Heritage or any Heritage subsidiary. Our board has determined that all members of the Audit and Finance Committee are considered “independent” under the requirements of the Securities and Exchange Commission and the NASDAQ’s listing standards, and further, our board of directors has determined that Mr. Jensen meets the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of Regulation S-K.

Audit and Finance Committee Report

The Audit and Finance Committee of the Heritage Board of Directors is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The committee is responsible for the selection of Heritage’s independent auditors.

Management is responsible for Heritage’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Heritage’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit and Finance Committee has met and held discussions with management and the independent auditors. Management represented to the Audit and Finance Committee that Heritage’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit and Finance Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Heritage’s independent auditors also provided to the Audit and Finance Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit and Finance Committee discussed with the independent auditors that firm’s independence.

Based on the Audit and Finance Committee’s discussion with management and the independent auditors and the Audit and Finance Committee’s review of the representation of management and the report of the independent auditors to the Audit and Finance Committee, the Audit and Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in Heritage’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Respectfully submitted:	Daryl D. Jensen, Chair of the Committee and designated audit committee financial expert Brian S. Charneski, Member Gary B. Christensen, Member John A. Clees, Member Philip S. Weigand, Member

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee

This report of Heritage’s Compensation Committee describes in general terms the process the committee undertakes and the factors it considers to determine the appropriate compensation for Heritage’s officers.

What are the Responsibilities of the Compensation Committee?

The committee establishes and monitors compensation programs for executive officers of Heritage and its subsidiaries. The committee:

•	Reviews and approves all employment contracts and officer severance agreements;

•	Reviews and approves individual officer salaries, bonus plan allocations, stock option grants and other equity-based awards; and

•

Establishes the compensation and evaluates the performance of the chief executive officer, while the chief executive officer evaluates the performance of the other executive officers and recommends individual compensation levels for approval by the committee.

•	Reviews the compensation programs for the Senior Executive Officers to determine that the Company has not taken excessive or unnecessary risks with incentive plans.

None of the members of the committee are officers or employees of Heritage or any Heritage subsidiary.

Impact of American Recovery and Reinvestment Act of 2009 on Executive Compensation

Effective November 21, 2008, Heritage completed the sale to the U. S. Department of the Treasury of 24,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Shares”) with a related warrant to purchase 276,074 shares of the Company’s common stock. The issuance was the result of the Treasury’s approval of Heritage’s application to participate in the Treasury’s Capital Purchase Program (“CPP”), which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008 (the “EESA”). The Company was required to establish specific standards for incentive compensation programs for its senior executive officers and to make changes to its compensation arrangements as necessary to comply with the provisions of the EESA. Effective February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). The ARRA amends the provisions of the EESA that are applicable to Troubled Asset Relief Program (“TARP”) recipients. The Secretary of the Treasury is to establish standards for executive compensation which are to include “limits on senior executive compensation; provision for recovery of bonus, retention awards, or incentive compensation paid to a senior executive based on earnings, revenue, gains or other criteria later found to be materially inaccurate, which also includes the next 20 most highly compensated employees; prohibition of golden parachute payments to a senior executive officer or the next five most highly compensated employees; prohibition on paying or accruing any bonus, retention award, or incentive compensation—except long-term restricted stock is allowed if it does not fully vest while TARP funds remain unpaid, has a value of not greater than one-third of the total amount of annual compensation of the recipient, and is subject to other conditions the Secretary may determine to be in the public interest (since Heritage received less than $25 million in TARP funds, this restriction applies only to Heritage’s most highly compensated employee); prohibition of any compensation plan that would encourage manipulation of reported earnings of a TARP recipient; and establishment of an independent compensation committee to review compensation plans, and that meets at least semi-annually to discuss and evaluate compensation plans in light of an assessment of any risk posed to the TARP recipient from such plans.” The ARRA defines “golden parachute payment” to mean “any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued.”

Because of the requirements of the ARRA, some of the compensation arrangements described below cannot be in effect as long as TARP funds are outstanding. The Compensation Committee will be reviewing the plans to determine what changes will be required upon receipt of regulations issued by the Secretary of the Treasury.

COMPENSATION DISCUSSION AND ANALYSIS

Heritage’s Philosophy of Named Executive Officer Compensation

Heritage’s philosophy is intended to reflect and support the goals and strategies that we have established. Currently, Heritage’s strategic focus is on expanding our commercial banking relationships. The key elements of this strategy are geographic and product expansion, development of relationship banking and high asset quality. The committee believes these goals, which are intended to create long-term stockholder value, must be supported by a compensation program that:

•	attracts and retains highly qualified executives;

•	provides levels of compensation that are competitive with those offered by other financial institutions;

•	motivates executives to enhance long-term stockholder value by helping them build their own ownership in Heritage; and

•	integrates Heritage’s long-term strategic planning and measurement processes.

Heritage’s compensation program includes competitive salary and benefits, opportunities for employee ownership of Heritage stock through participation in an employee stock ownership plan and, for certain employees, an annual incentive cash bonus based upon attainment of company and individual performance goals and opportunities for stock ownership of Heritage through stock option and restricted stock programs.

To determine compensation packages for individual executives, Heritage considers various subjective and objective factors, including:

•	individual job responsibilities and experience;
•	individual performance in terms of both qualitative and quantitative goals;
•	Heritage’s overall performance, as measured by attainment of strategic and budgeted financial goals; and
•

industry surveys, prepared by an independent consulting firm, of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.

The components of Heritage’s compensation program are as follows:

Base Salary

Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience and responsibility assigned to the officer. We utilize, among other information, compensation studies performed by third-parties. To set competitive salary ranges, the compensation committee periodically evaluates current salary levels of other financial institutions with size, lines of business, geographic dispersion and market place position similar to Heritage’s. Base salaries for Heritage’s executive officers other than the chief executive officer are based upon recommendations by the chief executive officer, taking into account the subjective and objective factors described above. The compensation committee reviews and approves or disapproves those recommendations. The base salary for the chief executive officer is recommended to the board of directors by the compensation committee.

The compensation committee meets in February or March of every year in order to approve the base salaries of the officers of Heritage and its subsidiaries effective April 1 of that year. This timing coincides with the review of the performance of the individual officer as well as the prior year performance of Heritage and its subsidiaries.

Effective January 1, 2007, Donald V. Rhodes entered into a non-binding letter of understanding, which provides for an annual salary of $75,000. The terms of the letter will continue for as long as the Board of Directors continues to elect him as chairman.

During 2006, Brian L. Vance executed an employment agreement with Heritage, Heritage Bank and Central Valley Bank. The agreement commenced on October 1, 2006 and will continue until September 30, 2009, after which time this agreement will automatically renew for additional terms of one year each. Subject to specified terms and conditions set forth in the agreement, the agreement may be terminated by either party by giving written notice to the other party at least one year prior to the expiration date of the original term or any renewal term. The agreement provides an annual base salary of not less than $200,000 per year. The agreement was amended in February 2007 to meet the requirements of Section 409A of the Internal Revenue Code.

During March 2007, D. Michael Broadhead executed an employment agreement with Central Valley Bank. The agreement commenced on April 1, 2007 for a term of one year until March 31, 2008, after which time this agreement will automatically renew for additional terms of one year each. Subject to specified terms and conditions set forth in the agreement, the agreement may be terminated by either party by giving written notice to the other party at least 90 days prior to the expiration date of the original term or any renewal term. The agreement provides an annual base salary of not less than $142,512 per year.

Annual Incentive Bonus

Executive officers have an annual incentive opportunity for cash bonus awards based on the overall performance of Heritage and on attainment of individual performance targets. The objectives of the program are to (1) clearly focus the attention of management on organizational priorities, (2) provide competitive pay opportunities contingent on bank performance, and (3) differentiate and reward the individuals who make the most significant contributions to the company’s success. The annual awards are determined by formulas recommended and established by the compensation committee each fiscal year and are based upon an assessment of Heritage’s performance (for the year ended December 31, 2008, primarily with respect to Heritage Financial Corporation’s net income and subsidiary bank’s net income) as compared to budgeted fiscal year performance and upon an evaluation by the chief executive officer of an executive’s individual performance and contribution to Heritage’s overall performance. The compensation committee then reviews and approves or disapproves the bonus recommendations and presents them to the Board of Directors for approval.

Effective November 21, 2008, Heritage completed the sale to the U.S. Department of the Treasury of 24,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (“preferred shares”) with a related warrant to purchase 276,074 shares of the Company’s common stock. The issuance was the result of the Treasury’s approval of Heritage’s application to participate in the Treasury’s Capital Purchase Program (“CPP”), which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008. As a condition to the closing of the TARP investment, the company was required to establish specific standards for incentive compensation programs for its senior executive officers and to make changes to its compensation arrangements as necessary to comply with the provisions listed below:

1) No golden parachute payments. Heritage is prohibited from paying any golden parachute payment during the period the Treasury holds the preferred shares acquired from Heritage.

2) Recovery of Bonus and Incentive Plan Compensation. Any bonus or incentive compensation paid to senior executive officers during this period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

In addition, Heritage is required to review its Incentive Plan to ensure they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. This review is completed by the Compensation Committee and certified by the Chief Executive Officer.

Further, the American Recovery and Reinvestment Act of 2009 was signed and passed into law on February 17, 2009. This bill further changes executive compensation requirements to preclude the most highly compensated employee, which is our Chief Executive Officer, from receiving a bonus, retention award or incentive compensation, other than restricted stock meeting certain requirements.

Each fiscal year a target bonus based upon a percentage of the executive’s salary is established. The actual bonus may be more or less than the target depending on the performance factor.

Mr. Vance’s target bonus is 35% of base salary, or $80,220 for 2008. The bonus is comprised of the Heritage net income performance, the Heritage Bank net income performance and individual performance. For the year ended December 31, 2008, neither Heritage nor Heritage Bank achieved the minimum necessary performance for a bonus payout in those categories. As a result of net income performance metrics not being met as well as the executive compensation restrictions required per the Treasury’s Capital Purchase Program (CPP), Mr. Vance did not receive a bonus for 2008.

The target bonus for Greg D. Patjens was 20% of base salary, or $28,992 for 2008. The bonus is comprised of the following percentages: 10%—Heritage net income performance, 30%—Heritage Bank net income performance, and 60%—individual performance. For the year ended December 31, 2008, neither Heritage nor Heritage Bank achieved the minimum necessary performance for a bonus payout in those categories. As a result, Mr. Patjens received a bonus for 2008 based only on individual performance in the amount of $18,787.

The target bonus for Donald J. Hinson was 15% of base salary, or $18,756 for 2008. The bonus is comprised of the following percentages: 10%—Heritage net income performance, 30%—Heritage Bank net income performance, and 60%—individual performance. For the year ended December 31, 2008, neither Heritage nor Heritage Bank achieved the minimum necessary performance for a bonus payout in those categories. As a result, Mr. Hinson received a bonus for 2008 based only on individual performance in the amount of $13,279.

The target bonus for D. Michael Broadhead was 30% of the Central Valley Bank bonus pool resulting in a bonus of $28,000 for 2008. This bonus pool is calculated as 50% of the amount of net income over a profit threshold set for the bank. The maximum amount for the bonus pool was $106,400 for 2008.

Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of Heritage’s executives with long-term stockholder value, and to assist in the retention of executives who are key to the success of Heritage and its subsidiaries. Equity-based compensation historically has been in the form of incentive stock options and restricted stock awards pursuant to Heritage’s existing stock option plans. All awards in 2008 were in the form of restricted stock. Utilizing the recommendation of the chief executive officer, the compensation committee determines which executives will receive awards and determines the number of shares subject to each award.

In 2007, Heritage engaged an independent, nationally recognized consulting firm to design a comprehensive equity compensation program. The consulting firm provided three alternatives, which included various combinations of incentive stock options and/or restricted stock awards, which would be granted based on a variety of performance goals. The company selected a program based on restricted stock awards for 2008 and equity compensation was based upon this model.

Proposed 2009 incentive stock options are consistent with the recommendation of the independent consulting firm with equity grants based on achievement of pre-defined performance goals. This method of granting equity awards is referred to as performance-based grants. Executives and non-executive officers are assigned to one of five different tier levels based upon factors such as title, position and/or responsibilities with the company. The tier level is the primary factor used to determine the equity award each executive and non-executive officer may earn. The target is a range of equity awards based upon a percent of salary and placement within the previously identified tiers. For 2009, the company has applied the same performance rating to these performance-based incentive stock option grants as were used to measure performance in the 2008 annual incentive bonus. If minimum expectations are not met, the executive and non-executive officer may not receive an award, or the award may be reduced. Additional grants of stock options or awards are based on various subjective and objective factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage, and the recruitment of new officers.

Stock options and restricted stock awards are priced based on the closing price of Heritage’s stock on the date of grant. The date of grant is the date that the options or awards are approved by the board of directors, or by the shareholders at the annual shareholders meeting in April of each year if the level of grants requires a new option or award plan. Generally, options and restricted stock awards are granted annually at the board of directors meeting coinciding with the compensation committee meeting in February or March. One-time grants of options and/or restricted stock awards to individuals occur occasionally.

Incentive stock options and restricted stock awards are generally granted to officers and nonqualified stock options are granted to directors. However, per his employment agreement, Mr. Rhodes received only nonqualified stock options during 2008.

Stock options generally vest ratably over three years and expire five years after they become exercisable. Restricted stock awards have a five-year cliff vesting. Heritage issues new shares to satisfy share option exercises.

Retirement Plan

We maintain a 401(k) Employee Stock Ownership Plan (“KSOP”) as a retirement plan. The KSOP is a defined contribution plan. Heritage makes three different contributions to the plan:

•	A contribution matching 50% of an employee’s salary deferral contributions up to a specified limit;

•

A profit sharing contribution which includes a fixed contribution of 2% of an employee’s eligible salary and a discretionary contribution based on a percentage of an employee’s annual salary based on Heritage’s financial performance and management’s recommendation and as approved by the Board. For 2008, the contribution was equal to 1% of employees’ eligible salary; and

•	A contribution to the Employee Stock Ownership Plan (“ESOP”).

Perquisites and Other Benefits

The positions of chairman of the board, chief executive officer and president of either Heritage or its subsidiaries receive perquisites in the form of golf club memberships and vehicles. These perquisites are considered a priority for these individuals due to their community involvement and business development activities.

Executive officers also participate in Heritage’s other benefit plans on the same terms as other employees. These plans include medical, dental, and vision insurance, life insurance, long-term disability and flexible spending accounts.

Severance Benefits

Severance benefits are included in the employment agreements of Mr. Vance and Mr. Broadhead, and the severance agreements of Mr. Patjens and Mr. Hinson. Mr. Rhodes does not have severance benefits.

Mr. Vance’s employment agreement stipulates that if Mr. Vance is terminated without “cause” or he terminates the agreement for “good reason”, a severance benefit will be payable in an amount equal to his then current annual base salary or the amount of such salary which would otherwise have been paid to Mr. Vance during the then remaining term of his agreement, whichever is greater (the agreement expires on September 30, 2009 after which time the agreement automatically renews for additional terms of one year each). In such an event, or in the event of termination by reason of executive’s death or disability, all forfeiture provisions regarding restricted stock awards or vesting requirements regarding options shall lapse or be considered completed as of the effective date of termination, and the executive’s rights to exercise vested options will continue for a period of one year after date of early termination.

Mr. Broadhead’s employment agreement stipulates that if Mr. Broadhead is terminated without cause or he terminates the agreement for good reason, a severance benefit will be payable in an amount equal to the amount of such salary which would otherwise have been paid to Mr. Broadhead during the then remaining term of his agreement (the agreement expires on March 31, 2009 after which time the agreement automatically renews for additional terms of one year each).

Based upon a hypothetical termination date of December 31, 2008, the severance benefits for Mr. Vance and Mr. Broadhead would have been as follows:

Severance Benefit
Mr. Vance	$238,200
Mr. Broadhead	$38,613

The definition of “cause” within these employment agreements means willful misfeasance or gross negligence in the performance of the employee’s duties, conduct demonstrably and significantly harmful to the company, or conviction of a felony. The definition of “good reason” generally means assignment of duties inconsistent with position, reduction of the executive’s salary or elimination of any compensation or benefit plan.

Change in Control Benefits

Change of control benefits are included in the employment agreements of Mr. Vance and Mr. Broadhead, and the severance agreements of Mr. Patjens and Mr. Hinson. Mr. Rhodes does not have change of control benefits.

Mr. Vance’s employment agreement stipulates that in the event of a “change in control”, if the executive or employer terminates executive’s employment within one year of date of change of control, or if executive is terminated without cause by employer within 180 days prior to the public announcement of the change in control, executive shall be paid a severance benefit in an amount equal to two times his then current annual base salary or the amount of such salary which would otherwise have been paid to Mr. Vance during the then remaining term of his agreement, whichever is greater, and vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The employment agreement provides that in the event Mr. Vance receives an amount under the provisions of the agreements that results in imposition of a tax on the executive under the provisions of the Code Section 4999 (relating to golden Parachute payments), the employer is obligated to reimburse the executive for that amount, exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreements. Notwithstanding the above, Mr. Vance has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

Mr. Broadhead’s employment agreement stipulates that in the event of a “change in control”, if the executive or employer terminates executive’s employment within one year of date of change of control, or if executive is terminated by employer after an announcement of a change of control which occurs within 12 months of executive’s termination, executive shall be paid a severance benefit in an amount equal to 36 months of his then current base salary. The executive’s right to receive the change in control payment terminates if, before the change in control transaction closes, executive terminates his employment with good reason or the employer terminates executive’s employment for cause. The employment agreement stipulates that the change in control payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Notwithstanding the above, Mr. Broadhead has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

Mr. Patjens’ severance agreement stipulates that in the event of a change in control, if (1) termination of executive’s employment by Heritage without cause or by executive for good reason within 365 days of date of change of control, or (2) executive is terminated without cause by employer prior to 60 days prior to the public announcement of the change in control and change of control occurs within eighteen months of executive’s termination, Mr. Patjens shall be paid a severance benefit in an amount equal to two times of his then current annual base salary. In addition, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The severance agreement stipulates that the change in control payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Notwithstanding the above, Mr. Patjens has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

Mr. Hinson’s severance agreement stipulates that in the event of a change in control, if (1) termination of executive’s employment by Heritage without cause or by executive for good reason within 365 days of date of change of control, or (2) executive is terminated without cause by employer prior to 60 days prior to the public announcement of the change in control and change of control occurs within eighteen months of executive’s termination, Mr. Hinson shall be paid a severance benefit in an amount equal to one times of his then current annual base salary. In addition, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The severance agreement stipulates that the change in control payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Notwithstanding the above, Mr. Hinson has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

Based upon a hypothetical termination date of December 31, 2008, the change in control termination benefits for the executive officers would have been as follows:

Change in Control Termination Benefit
Mr. Vance	$476,400
Mr. Broadhead	$463,356
Mr. Patjens	$295,680
Mr. Hinson	$131,280

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by named executive officers in all capacities paid or accrued for the year ended December 31, 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)		Total ($)
Donald V. Rhodes Chairman	2008	$75,000	$—	$6,888	-0-	$13,184	(3)	$95,072
Brian L. Vance President and Chief Executive Officer	2008	$235,950	$24,851	$16,517	$-0-	$25,457	(3)	$302,775
Gregory D. Patjens Executive Vice President, Heritage Bank	2008	$147,120	$7,226	$3,798	$18,787	$8,544		$185,475
Donald J. Hinson Senior Vice President, Chief Financial Officer	2008	$129,720	$15,527	$2,878	$13,279	$13,201		$174,605
D. Michael Broadhead President, Central Valley Bank	2008	$152,967	$11,165	$5,593	$28,000	$18,748	(3)	$216,473

(1)	For each of the stock award grants and option award grants, the value shown is what is also included in Heritage’s financial statements per FAS 123(R). See Heritage’s Annual Report for the year ended December 31, 2008 for a complete description of the FAS 123(R) valuation. The actual number of awards granted is shown in the “Grants of Plan-Based Awards” table below.
(2)	Amounts for Messrs. Vance, Patjens, Hinson and Broadhead include company contributions to Heritage’s 401(k) ESOP of $17,168, $7,397, $10,523 and $13,778, respectively.
(3)	Amount reported in All Other Compensation includes perquisites in the form of club dues and a vehicle.

Grants of Plan-Based Awards Table

The following table discloses each plan-based award for named executive officers for the year ended December 31, 2008.

Name	Grant Date	Stock Awards: Number of Shares of Stock (#)	Option Awards: Number of Securities Underlying Options (#) (1)	Grant Date Fair Value of Stock and Option Awards
Donald V. Rhodes	2/28/08	-0-	1,950	$4,642
Brian L. Vance	2/28/08	2,000	-0-	$39,980
Gregory D. Patjens	2/28/08	1,000	-0-	$19,990
Donald J. Hinson	2/28/08	700	-0-	$13,993
D. Michael Broadhead	2/28/08	1,150	-0-	$22,989

(1)	Exercise price of option awards granted was $19.99 per share.

Annual Incentive Bonus Plan

Both Heritage Bank and Central Valley Bank have non-equity incentive compensation plans. Within these plans, executive officers have an annual incentive opportunity with cash bonus awards based on the overall performance of Heritage and on attainment of individual performance targets. The annual awards are determined by formulas established by the compensation committee following each fiscal year and are based upon an assessment of Heritage’s performance (for the year ended December 31, 2008, primarily with respect to Heritage Financial Corporation’s net income and subsidiary bank’s net income) as compared to both budgeted fiscal year performance and upon an evaluation by the Chief Executive Officer of an executive’s individual performance relating to set goals and contribution to Heritage’s overall performance. The compensation committee then reviews and approves the bonus recommendations and presents them to the Board of Directors for approval.

Executive Employment and Severance Agreements

Effective January 1, 2007, Donald V. Rhodes executed a non-binding letter of understanding with Heritage. The terms of the letter commenced on January 1, 2007 and will continue for as long as the Board of Directors continues to elect him as chairman. The agreement provides an annual base salary of $75,000 per year. The agreement provides for Mr. Rhodes participation in the 401(k) ESOP, stock bonus or stock option plans, memberships in clubs, and an automobile. Mr. Rhodes may also receive bonuses as determined by the board of directors at its discretion, but will not be included in the management incentive bonus.

During 2006, Brian L. Vance executed an employment agreement with Heritage, Heritage Bank and Central Valley Bank. The agreement commenced on October 1, 2006 and will continue until September 30, 2009, after which time this agreement will automatically renew for additional terms of one year each. Subject to specified terms and conditions set forth in the agreement, the agreement may be terminated by either party by giving written notice to the other party at least one year prior to the expiration date of the original term or any renewal term. The agreement provides an annual base salary of not less than $200,000 per year. During the term of the agreement, Mr. Vance will be eligible to participate in Heritage’s management incentive plan (or any successor plan) which includes specific performance targets determined on an annual basis by Heritage’s Board of Directors or Compensation Committee. In addition, the agreement provides for Mr. Vance’s participation in benefit programs generally maintained for senior executives of Heritage including health and disability insurance, participation in retirement plans, stock bonus or stock option plans, memberships in clubs, and an automobile. This agreement was amended in February 2007 to meet the requirements of Section 409A of the Internal Revenue Code.

In the event that Mr. Vance is terminated by Heritage at any time for “cause” or by Mr. Vance without “good reason”, both as defined in the agreement, no termination benefit will be payable. If Mr. Vance is terminated without cause or he terminates the agreement for good reason, a severance benefit will be payable in an amount equal to his then current annual base salary or the amount of such salary which would otherwise have been paid to Mr. Vance during the then remaining term of his agreement, whichever is greater. In such an event, or in the event of termination by reason of executive’s death or disability, all forfeiture provisions regarding restricted stock awards or vesting requirements regarding options shall lapse or be considered completed as of the effective date of termination, and the executive’s rights to exercise vested options will continue for a period of one year after date of early termination.

In the event of a “change in control”, if the executive or employer terminates executive’s employment within one year of date of change of control, or if executive is terminated without cause by employer within 180 days prior to the public announcement of the change in control, executive shall be paid a severance benefit in an amount equal to two times his then current annual base salary or the amount of such salary which would otherwise have been paid to Mr. Vance during the then remaining term of his agreement, whichever is greater, and vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The employment agreement provides that in the event Mr. Vance receives an amount under the provisions of the agreements that results in imposition of a tax on the executive under the provisions of the Code Section 4999 (relating to golden Parachute payments), the employer is obligated to reimburse the executive for that amount, exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreements.

Under the terms of the agreement, Mr. Vance agrees that, unless he is terminated without cause or for good reason, during the term of the agreement and for a period of two years after his termination he will not become a principal shareholder, director or officer of any financial institution that competes with Heritage or its successor within the state of Washington, nor will he solicit or attempt to solicit any other employee of Heritage to leave the employ of Heritage.

Notwithstanding the above, Mr. Vance has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

In March 2007, D. Michael Broadhead executed an employment agreement with Central Valley Bank. The agreement commenced on April 1, 2007 and will continue until March 31st of each year, after which this agreement will automatically renew for additional terms of one year each. Subject to specified terms and conditions set forth in the agreement, the agreement may be terminated by either party by giving written notice to the other party at least 90 days prior to the expiration date of the original term or any renewal term. The agreement provides an annual base salary of not less than $142,512 per year. During the term of the agreement, Mr. Broadhead will be eligible to participate in Heritage’s management incentive plan (or any successor plan) which includes specific performance targets determined on an annual basis by Heritage’s by Heritage’s Board of Directors. In addition, the agreement provides for Mr. Broadhead participation in benefit programs generally maintained for executive officers of Heritage and its subsidiaries including stock options and an automobile.

In the event that Mr. Broadhead is terminated by Heritage at any time for “cause” or by Mr. Broadhead without “good reason”, both as defined in the agreement, no termination benefit will be payable. If Mr. Broadhead is terminated without cause or he terminates the agreement for good reason, a severance benefit will be payable in an amount equal to the amount of such salary which would otherwise have been paid to Mr. Broadhead during the then remaining term of his agreement.

In the event of a “change in control”, if the executive or employer terminates executive’s employment within one year of date of change of control, or if executive is terminated by employer after an announcement of a change of control which occurs within 12 months of executive’s termination, executive shall be paid a severance benefit in an amount equal to 36 months of his then current base salary. The executive’s right to receive the change in control payment terminates if, before the change in control transaction closes, executive terminates his employee with good reason or the employer terminates executive’s employment for cause. The employment agreement stipulates that the change in control payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

Under the terms of the agreement, Mr. Broadhead agrees that, unless he is terminated without cause, he terminates his employment for good reason, or the employer declines to employ executive after expiration of the term or any extended term, during the term of the agreement and for a period of three years after his termination he will not become involved with a competing business or serve, directly or indirectly, a competing business in any manner except as provided in the agreement, nor will he solicit or attempt to solicit any employee or customer of Heritage or its subsidiaries located in Yakima County in Washington State to leave the employ of Heritage or its subsidiaries or remove their business from Heritage or its subsidiaries.

Notwithstanding the above, Mr. Broadhead has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

In March 2007, Gregory D. Patjens entered into a severance agreement with Heritage effective April 1, 2007 and will continue until March 31, 2010 unless extended in writing by the parties. In the event of a “change in control”, if (1) termination of executive’s employment by Heritage without cause or by executive for good reason within 365 days of date of change of control, or (2) executive is terminated without cause by employer prior to 60 days prior to the public announcement of the change in control and change of control occurs within eighteen months of executive’s termination, Mr. Patjens shall be paid a severance benefit in an amount equal to two times his then current annual base salary. In addition, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The severance agreement stipulates that the change in control payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Under the terms of the agreement, Mr. Patjens agrees that for a period of two years after receiving his severance payment he will not become involved with a competing business or serve, directly or indirectly, a competing business in any manner except as provided in the agreement, nor will he solicit or attempt to solicit any employee or customer of Heritage or its subsidiaries to leave the employ of Heritage or its subsidiaries or remove their business from Heritage or its subsidiaries. Notwithstanding the above, Mr. Patjens has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

Donald J. Hinson entered into a severance agreement with Heritage effective August 1, 2007 and will continue until March 31, 2010 unless extended in writing by the parties. In the event of a “change in control”, if (1) termination of executive’s employment by Heritage without cause or by executive for good reason within 365 days of date of change of control, or (2) executive is terminated without cause by employer prior to 60 days prior to the public announcement of the change in control and change of control occurs within eighteen months of executive’s termination, Mr. Hinson shall be paid a severance benefit in an amount equal to his then current annual base salary. In addition, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The severance agreement stipulates that the change in control payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Under the terms of the agreement, Mr. Hinson agrees that for a period of one year after receiving his severance payment he will not become involved with a competing business or serve, directly or indirectly, a competing business in any manner except as provided in the agreement, nor will he solicit or attempt to solicit any employee or customer of Heritage or its subsidiaries to leave the employ of Heritage or its subsidiaries or remove their business from Heritage or its subsidiaries. Notwithstanding the above, Mr. Hinson has signed an Officer waiver accepting any amendments to his employment agreement which may be required to comply with Executive Compensation regulations or restrictions required as a result of Heritage’s participation in the CPP.

Stock Compensation Plans

Heritage has Incentive Stock Option plans, Nonqualified Stock Option plans and Restricted Stock plans. Incentive stock options and restricted stock awards are generally granted to officers of Heritage or its subsidiaries. Nonqualified stock options are generally granted to directors of Heritage or its subsidiaries. At December 31, 2008, the number of incentive stock options, nonqualified stock options and restricted stock awards available for grants were 387,175, 40,644 and 21,372 shares, respectively.

Stock options generally vest ratably over three years and expire five years after they become exercisable which amounts to an average term of seven years. Restricted Stock awards issued have a five-year cliff vesting. Heritage issues new shares to satisfy share option exercises.

Heritage 401(k) ESOP

Effective October 1, 1999, Heritage combined three retirement plans, a money purchase pension plan, a 401k plan, and an employee stock ownership plan (ESOP) at Heritage Bank into one plan called the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan (“KSOP”). Effective April 1, 2002 Heritage added three investment funds to the plan as well as changed the eligibility requirements to the plan. At this same time Heritage approved an amendment of the plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). Effective July 1, 2008, Heritage restated the plan to incorporate previously approved plan amendments, restate the Plan to formally comply with EGTRRA and to incorporate certain provisions of the Pension Protection Act of 2006. At that time certain plan eligibility; administration and contribution provisions were changed.

The pension portion of the KSOP is a defined contribution retirement plan. The plan provides a contribution to all eligible participants upon completion of one year of service, the attainment of 18 years of age, and employment on the last day of the year. It is Heritage’s policy to fund plan costs as accrued. Employee vesting occurs over a period of six years, at which time they become fully vested.

The KSOP also maintains Heritage’s salary savings 401(k) plan for its employees. All persons employed as of July 1, 1984 automatically participate in the plan. All employees hired after that date who are at least 18 years of age may participate in the plan beginning the first of the month following thirty days of employment. Employees who participate may contribute a portion of their salary, which is matched by the employer at 50% up to certain specified limits. Employee vesting in employer portions is similar to the retirement plan described above for the period prior to December 31, 2001. Employee vesting in employer portions occurs over a period of six years for those contributions made after January 1, 2003.

The third portion of the KSOP is the employee stock ownership plan (ESOP). Heritage Bank established for eligible employees the ESOP and related trust effective July 1, 1994, which became active upon the former mutual holding company’s conversion to a stock-based holding company in January 1995. The plan provides a contribution to all eligible participants upon completion of one year of service, the attainment of 18 years of age, and employment on the last day of the year. The ESOP is funded by employer contributions in cash or common stock. Employee vesting occurs over a period of six years.

Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by the named executive officers as of December 31, 2008.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Yet Vested (#)	Market Value of Shares That Have Not Yet Vested ($)
Name	Exercisable	Unexercisable
Donald V. Rhodes	8,401	-0-	$11.67	2/19/10	-0-	$-0-
	2,048	-0-	$20.50	2/17/13
	1,300	650	$25.94	4/28/14
	650	1,300	$23.40	6/20/15
	-0-	1,950	$19.99	2/29/16
Brian L. Vance	10,500	-0-	$11.67	2/19/10	5,650	$69,213
	22,050	-0-	$20.36	3/20/11
	12,600	-0-	$20.11	3/18/12
	15,750	-0-	$20.50	2/17/13
	6,999	3,501	$25.94	4/28/14
Gregory D. Patjens	4,725	-0-	$20.36	3/20/11	1,825	$22,356
	3,780	-0-	$20.11	3/18/12
	3,780	-0-	$20.50	2/17/13
	1,600	800	$25.94	4/28/14
Donald J. Hinson	1,840	-0-	$20.95	8/29/13	3,500	$42,875
	800	400	$25.94	4/28/14
D. Michael Broadhead	2,415	-0-	$9.67	3/27/09	2,000	$24,500
	4,831	-0-	$11.67	2/19/10
	7,245	-0-	$20.36	3/20/11
	5,670	-0-	$20.11	3/18/12
	5,670	-0-	$20.50	2/17/13
	2,350	1,175	$25.94	4/28/14

Compensation expense recognized on these options and awards appear in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table above.

Option Exercises and Stock Vested Table

The following table discloses the number of shares acquired and the dollar amounts realized by named executive officers during the year ended December 31, 2008 on the exercise of stock options and the vesting of restricted stock.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald V. Rhodes	-0-	$-0-	-0-	$-0-
Brian L. Vance	-0-	$-0-	-0-	$-0-
Gregory D. Patjens	-0-	$-0-	-0-	$-0-
Donald J. Hinson	-0-	$-0-	-0-	$-0-
D. Michael Broadhead	4,829	$42,704	-0-	$-0-

Compensation Committee Report

The Compensation Committee of the Heritage Board of Directors is composed of five independent directors and operates under a written charter adopted by the Board of Directors. This charter is available on Heritage’s Web site at www.hf-wa.com.

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in Heritage’s annual report on Form 10-K and proxy statement on Schedule 14A for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

On February 20, 2009, the Compensation Committee reviewed incentive plans and current internal and external audit practices to manage overall company risk and approved existing incentive programs. As required under TARP requirements, Brian L. Vance, President and Chief Executive Officer, has certified this review was completed.

Respectfully submitted by:	Peter N. Fluetsch, Chair of the Committee Brian S. Charneski, Member Gary B. Christensen, Member Kimberly T. Ellwanger, Member Daryl D. Jensen, Member

DIRECTOR COMPENSATION

The following table shows the aggregate compensation for services rendered to Heritage by directors for the year ended December 31, 2008.

Name	Fee Earned or Paid In Cash ($)	Option Awards (1) (2) ($)	Total ($)
Brian S. Charneski	$25,300	$3,571	$28,871
Gary B. Christensen	$22,775	$4,642	$27,417
John A. Clees	$26,750	$3,571	$30,321
Kimberly T. Ellwanger	$25,250	$3,571	$28,821
Peter N. Fluetsch	$25,050	$3,571	$28,621
Daryl D. Jensen	$28,900	$4,642	$33,542
Jeffrey S. Lyon	$23,650	$3,571	$27,221
Philip S. Weigand	$24,050	$3,571	$27,621

(1)	The following is the aggregate number of stock option awards held by each director at December 31, 2008: Mr. Charneski—9,225 shares; Mr. Christensen—8,844 shares; Mr. Clees—6,075 shares; Ms. Ellwanger—4,500 shares; Mr. Fluetsch—4,525 shares; Mr. Jensen—11,994 shares; Mr. Lyon—10,696 shares; and Mr. Weigand—10,696 shares.
(2)	For each of the stock option award grants, the value shown is what is also included in Heritage’s financial statements per FAS 123(R). See Heritage’s Annual Report for the year ended December 31, 2008 for a complete description of the FAS 123(R) valuation.

How are Directors Compensated?

Directors receive a monthly retainer fee, a monthly fee for each meeting attended, and a fee for each committee meeting attended. During the year ended December 31, 2008, Heritage’s non-officer directors received a monthly retainer of $625 and a monthly fee of $1,000 for each Board meeting attended. Non-officer directors also received $150 for each committee meeting attended, other than the Audit and Finance Committee and Compensation Committee, with the Chair of the committee receiving $200 per meeting attended. Non-officer directors of the Audit and Finance Committee received $500 for each meeting attended with the Chair of the committee receiving $1,000 per meeting. Non-officer directors of the Compensation Committee received $300 for each meeting attended with the Chair of the committee receiving $350 per meeting. Directors who are officers or employees of Heritage or its subsidiaries receive no additional compensation for service as directors or members of Board committees.

Non-officer directors typically receive annual grants of non-qualified stock options. Stock options granted vest ratably over a three-year period and expire five years from the vesting date. In 2008, the non-officer directors were each granted Non-Qualified Stock Options to purchase 1,500 shares at a strike price of $19.99. In addition, Directors Jensen, Christensen, and Rhodes each received Non-Qualified Stock Options to purchase 450 shares at a strike price of $19.99 for their service as Directors of Central Valley Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and greater than 10% stockholders to file reports of their ownership and any changes in ownership of Heritage securities with the Securities and Exchange Commission. These directors, executive officers and greater than 10% stockholders are required by regulation to provide Heritage with a copy of any Section 16(a) reports they file. Based on Heritage’s review of copies of these reports received by it and written representations made to Heritage by these persons, Heritage believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with during the year ended December 31, 2008.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During the year ended December 31, 2008, several directors and executive officers of Heritage and Heritage Bank and their associates, were customers of Heritage Bank or Central Valley Bank, and it is anticipated that these persons will continue to be customers of Heritage Bank or Central Valley Bank in the future. All transactions between Heritage Bank and Central Valley Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of repayment or present other unfavorable features.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of KPMG LLP performed the audit of the consolidated financial statements of Heritage and its subsidiaries for the period ended December 31, 2008. The Audit and Finance Committee has retained KPMG LLP as independent auditors of Heritage and its subsidiaries for the year ending December 31, 2008, subject to the terms of an engagement letter with that firm. Stockholders are not required to take action on this retention. Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to present a statement if they desire and will be available to respond to appropriate questions.

Fees for services provided by KPMG during 2008 and 2007 were as follows:

	2008	2007
Audit fees (1)	$314,400	$305,500
Audit related services (2)	28,560	26,328
Tax services	44,103	39,455
All other services	—	—

Total	$387,063	$371,283

(1)	Fees include amounts related to the financial statement audit, audit of internal control over financial reporting, review of SEC filings and quarterly reviews
(2)	Fees relate to the 2008 and 2007 benefit plan audits, respectively

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at the annual meeting of stockholders in 2010 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Heritage no later than November 20, 2009.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. If other matters are properly brought before the annual meeting, the persons appointed in the proxy intend to vote the shares represented by the proxy according to their best judgment.

We urge you to sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting, you then may withdraw your proxy and vote in person. The proxy may be withdrawn at any time prior to voting.

MISCELLANEOUS

Heritage’s annual report for the year ended December 31, 2008 has been mailed along with this proxy statement to all stockholders of record as of March 10, 2009. Any stockholder who has not received a copy of this annual report may obtain a copy by writing to Heritage. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this proxy statement.

A copy of Heritage’s Form 10-K that was filed with the Securities and Exchange Commission on February 27, 2009 will be provided to you without charge if you are a stockholder of Heritage as of March 10, 2009. Please make your written request to Kaylene M. Lahn, Secretary, Heritage Financial Corporation, 201 5th Avenue S.W., Olympia, Washington 98501.

HERITAGE FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 29, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF

HERITAGE FINANCIAL CORPORATION

PLEASE SIGN AND RETURN IMMEDIATELY

The undersigned stockholder of HERITAGE FINANCIAL CORPORATION (“Heritage”) hereby nominates, constitutes and appoints Donald V. Rhodes and Daryl D. Jensen, and each of them, jointly and severally, as true and lawful agents and proxies, with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Heritage standing in my name and on its books on March 10, 2009 at the Annual Meeting of Stockholders to be held at the Phoenix Inn, Olympia, Washington, on April 29, 2009 at 10:30 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH WITHIN.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted according to the discretion of the named proxies.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders for the April 29, 2009 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named agents and proxies.

(Continued and to be signed on the other side)

Ú DETACH PROXY CARD HERE Ú

The Board of Directors of Heritage recommends a vote “FOR” the following proposals.
1. To elect as directors of the Company all of the nominees listed below to serve for terms of three years to expire at the 2012 Annual Meeting of Stockholders.
☐	FOR all the nominees listed below.	☐	WITHHOLD AUTHORITY TO VOTE for all nominees listed below (in the manner described below).
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below. Gary B. Christensen John A. Clees Kimberly T. Ellwanger Philip S. Weigand

2. Approve, in a non-binding advisory vote, Heritage’s executive compensation disclosed in the accompanying proxy statement.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
Date:

Signature

Signature, if held jointly

NOTE: Signature(s) should agree with name(s) on Heritage stock certificate(s).

Executives, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, partnerships or other entities should so indicate when signing. All joint owners must sign.